UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                  FORM 4

[X] Check this box if no longer                  OMB APROVAL
    subject to Section 16. Form 4 or             OMB NUMBER:  3235-0287
    Form 5 obligations may continue.             Expires: September 30, 1998
    See Instruction 1(b).                        Estimated average burden
                                                 hours per response........0.5

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person*

     Morgan Stanley Dean Witter & Co.(1)
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     (Last)                         (First)                      (Middle)

     1585 Broadway
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                                   (Street)

     New York                        NY                          10036
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     (City)                         (State)                           (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     Allscripts Healthcare Solutions, Inc. (MDRX)
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3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

     06/01
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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7.   Individual or Joint/Group Filing (Check Applicable Line)

      Form filed by One Reporting Person
---

 X    Form filed by More than One Reporting Person
---


      Table I -- Non-Derivative Securities Acquired, Disposed of, or
                            Beneficially Owned

1.   Title of Security    2. Trans-  3. Trans-     4. Securities Acquired  5. Amount of Securities  6. Ownership      7. Nature of
     (Instr. 3)              action     action        (A) or Disposed of      Beneficially Owned       Form: Direct      Indirect
                             Date       Code          (D) (Instr. 3, 4        at End of Month          (D) or In-        Beneficial
                                        (Instr.8)     and 5)                  (Instr. 3 and 4)         direct (I)        Ownership
                             (Month/                                                                   (Instr. 4)        (Instr. 4)
                             Day/                         (A) or
                             Year)    Code    V    Amount   (D)    Price
------------------------- ---------   ----   ---   -------  --- ---------  --------------------     --------------    -------------
Common Stock              06/15/01     J2        1,000,000   D      0            3,015,848                 I(4)       through
                                                                                                                      participation

Common Stock              06/15/01     J3           61,785   A      0            3,015,848                 I(4)       through
                                                                                                                      participation


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of                   2. Conversion or   3. Transaction Date   4. Transaction  5. Number of      6. Date Exercisable and
    Derivative                    Exercise Price     (Month/Day/Year)      Code            Derivative        Expiration Date
    Security                      of Derivative                            (Instr. 8)      Securities        (Month/Day/Year)
    (Instr. 3)                    Security                                                 Acquired (A)
                                                                                           or Disposed of
                                                                                           (D) (Instr. 3,
                                                                                           4 and 5)
                                                                                                               Date       Expiration
                                                                          Code  V          (A)   (D)        Exercisable      Date
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



1.  Title of                   7. Title and Amount of            8. Price of      9. Number of     10. Ownership    11. Nature of
    Derivative                    Underlying Securities             Derivative       derivative        Form of          Indirect
    Security                      (Instr. 3 and 4)                  Security         Securities        Derivative       Beneficial
    (Instr. 3)                                                      (Instr. 5)       Beneficially      Security:        Ownership
                                                        Amount                       Owned at End      Direct (D)       (Instr. 4)
                                                        or                           of Month          or Indirect
                                                        Number                       (Instr. 4)        (I)
                                                        of                                             (Instr. 4)
                                   Title                Shares
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


Explanation of Responses:

(1) Please see attached Joint Filer Information.

(2) Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture            /s/ Peter Vogelsang
Investors III, L.P. and The Morgan Stanley Venture Partners                -------------------------------
Entrepreneur Fund, L.P. (collectively,  the  "Funds"), of which Morgan     **Signature of Reporting Person
Stanley Venture Partners III, L.L.C. is a general partner (the                   By: Peter Vogelsang,
"General Partner"), made an in-kind distribution of 1,000,000 shares of        authorized signatory for
Common Stock (the  "Distribution").  The reported securities               Morgan Stanley Dean Witter & Co.
were distributed to the partners of the Funds in proportion to their partnership interests in the Funds.

(3) Morgan Stanley Venture Capital III, Inc. ("MSVC III, Inc.")
received 61,785 shares of Common Stock in the Distribution.

(4) The reported securities are owned directly by the Funds and MSVC III, Inc. MSVC III, Inc., as an institutional managing member of the General Partner, and Morgan Stanley Dean Witter & Co., as the ultimate parent company of MSVC III, Inc., each disclaim beneficial ownership of the securities owned by the Funds except to the extent of their pecuniary interests therein.



**Intentional misstatements or omissions of facts constitute Federal               /s/ Debra Abramovitz               July 9, 2001
  Criminal Violations.                                                   ---------------------------------------   -----------------
                                                                         **Signature of Reporting Person                  Date
Note: File three copies of this Form, one of which must be manually        By: Debra Abramovitz, Vice President
      signed.                                                              and Treasurer of Morgan Stanley
      If space is insufficient, see Instruction 6 for procedure.           Venture Capital III, Inc.,
                                                                           institutional managing member of the
Potential persons who are to respond to the collection of information      General Partner of the Fund, for
contained in this form are not required to respond unless the form         each of these entities.
displays a currently valid OMB Number.



                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-96)

                                     JOINT FILER INFORMATION

     Each of the following joint filers has designated Morgan Stanley Dean Witter & Co. ("MSDW") as the "Designated Filer" for purposes of the attached Form 4:

     (1) Morgan Stanley Venture Capital III, Inc. ("MSVC III, Inc.") 1221 Avenue of the Americas
          New York, New York 10020

     (2) Morgan Stanley Venture Partners III, L.L.C. ("MSVP III, L.L.C.") 1221 Avenue of the Americas
          New York, New York 10020

     (3) Morgan Stanley Venture Partners III, L.P. ("MSVP III, L.P.") 1221 Avenue of the Americas
          New York, New York 10020

     (4) The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. (the "Entrepreneur Fund")
          1221 Avenue of the Americas
          New York, New York 10020

     (5) Morgan Stanley Venture Investors III, L.P. ("MSVI III, L.P.") 1221 Avenue of the Americas
          New York, New York 10020

     Issuer & Ticker Symbol: Allscripts Heathcare Solutions, Inc. (MDRX) Dates of Events Requiring Statement: 06/15/01


Signature: /s/  Peter Vogelsang
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           By:  Peter Vogelsang,
                as authorized signatory for MSDW.



Signature: /s/ Debra Abramovitz
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           By:  Debra Abramovitz,
                as Vice President and Treasurer of MSVC III, Inc.,
                the institutional managing member of MSVP III, L.L.C., the General Partner of MSVP III, L.P.,
                the Entrepreneur Fund and MSVI III, L.P.